    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                DEERE & COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         ------------------------------

                   DELAWARE                                                        36-2382580
       (State or other jurisdiction of                                          (I.R.S. Employer
        incorporation or organization)                                        Identification No.)

                              ONE JOHN DEERE PLACE
                          MOLINE, ILLINOIS 61265-8098
                                  309/765-8000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               MICHAEL A. HARRING
                                DEERE & COMPANY
                              ONE JOHN DEERE PLACE
                          MOLINE, ILLINOIS 61265-8098
                                  309/765-5799
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                JOHN DEERE B.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         ------------------------------

                                THE NETHERLANDS
         (State or Other Jurisdiction of Incorporation or Organization)
                                ENERGIESTRAAT 16
                               NL - 5961 PT HORST
                                THE NETHERLANDS
                                +31-77-397-6121

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                   COPIES TO:

                   JONATHAN JEWETT                                      HOWARD G. GODWIN, JR.
                    LISA L. JACOBS                                        EDWARD F. PETROSKY
                 Shearman & Sterling                                         Brown & Wood
                 599 Lexington Avenue                                   One World Trade Center
               New York, New York 10022                                New York, New York 10048

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /

                        (CALCULATION TABLE ON NEXT PAGE)
                         ------------------------------

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS RELATING ALSO TO $250,000,000 OF SECURITIES PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT NO. 33-54149 FILED BY DEERE & COMPANY ON FORM S-3 AND DECLARED EFFECTIVE ON AUGUST 15, 1994. THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-54149, AND SUCH POST-EFFECTIVE AMENDMENT NO. 1 SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING      REGISTRATION
        SECURITIES TO BE REGISTERED               REGISTERED             UNIT(1)             PRICE(1)                FEE
Debt securities(2), warrants to purchase
  debt securities, preferred stock(3),
  depositary shares, common stock(3),
  warrants to purchase common stock,
  currency warrants and indexed, commodity
  and other warrants........................    $1,000,000,000            100%            $1,000,000,000          $264,000
Guarantees..................................          (4)                  (4)                  (4)                  (4)

(1) Estimated solely for the purpose of computing the registration fee.

(2) Or, in the event of the issuance of original issue discount debt securities, such higher principal amount as may be sold for an initial public offering price of up to $1,000,000,000.

(3) Such indeterminate number of shares of common stock and preferred stock as may, from time to time, be issued at indeterminate prices, including common stock and preferred stock issuable upon the conversion, exchange or exercise of other securities of Deere & Company. Each share of common stock includes a right to purchase certain shares of preferred stock which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

(4) No separate consideration will be received for the guarantees.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION,

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             DATED OCTOBER 4, 2000

DEERE & COMPANY

JOHN DEERE B.V.
-------------------------------

By this prospectus, we offer up to
$1,250,000,000 of--

  DEBT SECURITIES OF DEERE & COMPANY
  GUARANTEED DEBT SECURITIES OF
    JOHN DEERE B.V.
  WARRANTS TO PURCHASE DEBT SECURITIES OF
    DEERE & COMPANY
  PREFERRED STOCK OF DEERE & COMPANY
  DEPOSITARY SHARES OF DEERE & COMPANY
  COMMON STOCK OF DEERE & COMPANY
  WARRANTS TO PURCHASE COMMON STOCK OF
    DEERE & COMPANY
  CURRENCY WARRANTS OF DEERE & COMPANY
  INDEXED, COMMODITY AND OTHER WARRANTS OF
    DEERE & COMPANY

                       ---------------------------------

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
               Any representation to the contrary is a criminal offense.

              ----------------------------------------------------

                                     [LOGO]

               The date of this Prospectus is              , 2000

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York, Chicago and Frankfurt (Germany) Stock Exchanges. Information about us also is available at those locations.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us (i) after the date of the filing of this registration statement and prior to its effectiveness and (ii) until our offering of securities has been completed. This prospectus is part of a registration statement filed with the SEC.

    - Annual Report on Form 10-K for the year ended October 31, 1999.

    - Quarterly Reports on Form 10-Q for the quarters ended January 31, 2000, April 30, 2000 and July 31, 2000.

    - Current Reports on Form 8-K dated November 23, 1999, December 13, 1999, February 15, 2000, May 16, 2000, August 15, 2000 and September 13, 2000.

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

    Deere & Company
    One John Deere Place
    Moline, Illinois 61265-8098
    Attn: Corporate Secretary
    (309) 765-5799

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

                                DEERE & COMPANY

    We and our subsidiaries (collectively called John Deere) have operations that are categorized into four major business segments:

        John Deere's worldwide AGRICULTURAL EQUIPMENT segment manufactures and distributes a full line of farm equipment--including tractors; combine, cotton and sugarcane harvesters; tillage, seeding and soil preparation machinery; sprayers; hay and forage equipment; materials handling equipment; and integrated precision farming technology.

        John Deere's worldwide CONSTRUCTION EQUIPMENT segment manufactures and distributes a broad range of machines used in construction, earthmoving and forestry--including backhoe loaders; crawler dozers and loaders; four-wheel-drive loaders; excavators; scrapers; motor graders; log skidders; and forestry harvesters.

        John Deere's worldwide COMMERCIAL AND CONSUMER EQUIPMENT SEGMENT manufactures and distributes equipment for commercial and residential uses--including small tractors for lawn, garden, commercial and utility purposes; riding and walk-behind mowers; golf course equipment; snowblowers; handheld products such as chain saws, string trimmers and leaf blowers; skid-steer loaders; utility vehicles; and other outdoor power products.

        The products produced by the equipment segments are marketed primarily through retail dealer networks and major retail outlets.

        The CREDIT segment, which mainly operates in the United States and Canada, primarily finances sales and leases by John Deere dealers of new and used agricultural, construction and commercial, and consumer equipment and sales by non-Deere dealers of recreational products. In addition, it provides wholesale financing to dealers of the foregoing John Deere equipment and for inventories of recreational vehicles, manufactured housing units, yachts and John Deere engines, and it finances retail and commercial revolving charge accounts.

    In response to a recent accounting pronouncement, John Deere's segments were redefined in 1999 to coincide with its internal organizational structure, the way the operations are managed and evaluated by management and materiality considerations. The manufacture and distribution of engines and drivetrain components for the original equipment manufacturer market, previously aggregated with the construction equipment segment, are now allocated to all three major equipment segments. In addition, the operations of certain units involved in the development and marketing of special technologies, which were previously aggregated with the agricultural equipment and the commercial and consumer equipment segments, have been aggregated and included with the health care and insurance operations in the "Other" category, as they do not meet the materiality threshold included in the new accounting standard. The insurance operations were sold in 1999.

    In this prospectus, unless the context otherwise requires, we will use the terms "we", "our", "ourselves" and "us" to mean Deere & Company and not John Deere B.V. or any other subsidiary of Deere & Company.

                                JOHN DEERE B.V.

    John Deere B.V. is an indirect wholly owned subsidiary of Deere & Company, incorporated under the laws of The Netherlands solely for the purpose of raising capital to meet the financing needs of Deere & Company and its subsidiaries. John Deere B.V. has no independent operations. Its principal executive offices are located at Energiestraat 16, NL-5961 PT Horst, The Netherlands, telephone:
+31-77-397-6121.

                                USE OF PROCEEDS

    Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from the sale of the securities under this prospectus to our general funds and will use them for working capital and other general corporate purposes. The proceeds may be applied initially to the reduction of short-term indebtedness.

    John Deere B.V. will lend the net proceeds from the sale of any guaranteed debt securities offered by it to us or our other subsidiaries to be used for similar purposes.

    We will determine a specific allocation of the net proceeds of an offering of securities to a specific purpose, if any, at the time of the offering and will describe this allocation in the related prospectus supplement.

                                   PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings up to a total dollar amount of $1,000,000,000, or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency ("currency") other than the U.S. dollar:

    - unsecured debt securities of Deere & Company, which may be either senior (the "senior securities") or subordinated (the "subordinated securities");

    - unsecured senior debt securities issued by John Deere B.V. and fully and unconditionally guaranteed by Deere & Company (the "guaranteed debt securities");

    - warrants to purchase debt securities of Deere & Company ("debt warrants");

    - shares of preferred stock of Deere & Company (the "preferred stock");

    - depositary shares representing interests in shares of preferred stock of Deere & Company (the "depositary shares");

    - shares of common stock of Deere & Company (the "common stock");

    - warrants to purchase common stock of Deere & Company;

    - currency warrants of Deere & Company; and

    - indexed, commodity and other warrants of Deere & Company.

The terms of the securities will be determined at the time of offering.

    Unless the context otherwise requires, we will refer to the debt securities to be issued by Deere & Company and the guaranteed debt securities to be issued by John Deere B.V. collectively as the "debt securities". We will refer to the debt securities, debt warrants, preferred stock, depositary shares, common stock, warrants to purchase common stock, currency warrants and indexed, commodity and other warrants, or any combination of those securities, proposed to be sold under this prospectus and an accompanying prospectus supplement, as the "offered securities". The offered securities, together with any debt securities, preferred stock, common stock or other securities issuable upon exercise of warrants or conversion or exchange of other offered securities, will be referred to as the "securities".

                             PROSPECTUS SUPPLEMENT

    This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

    The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, net proceeds to us and the other specific terms related to the offering of these securities.

    For more detail on the terms of the securities, you should read the exhibits filed with our registration statement.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue debt securities in one or more distinct series. This section summarizes the terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts different information below.

    As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later on page 15. Second, the trustee performs certain administrative duties for us.

    Senior securities will be issued by us under an indenture dated as of October 1, 1998, as supplemented from time to time (the "senior indenture"), between us and The Chase Manhattan Bank, trustee (the "senior trustee"). Subordinated securities will be issued by us under an indenture dated as of March 15, 1999, as supplemented from time to time (the "subordinated indenture"), between us and The Bank of New York, trustee (the "subordinated trustee"). Guaranteed debt securities will be issued by John Deere B.V. under an indenture, as supplemented from time to time (the "guaranteed debt indenture"), to be entered into among John Deere B.V., Deere & Company, which acts as guarantor, and The Chase Manhattan Bank, trustee (the "guaranteed debt trustee").

    The term "trustee" refers to the senior trustee, the subordinated trustee or the guaranteed debt trustee, as appropriate. We will refer to the senior indenture, the subordinated indenture and the guaranteed debt indenture together as the "indentures" and each as an "indenture". The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

    Because this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read the indenture that is applicable to you because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the form of each indenture as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the indentures.

PROVISIONS APPLICABLE TO ALL OF THE INDENTURES

GENERAL

    Each series of debt securities will be unsecured obligations of Deere & Company or John Deere B.V., as applicable. The senior securities and the guaranteed debt securities will rank equally with all other unsecured and unsubordinated indebtedness of Deere & Company or John Deere B.V., as applicable. The subordinated securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of Deere & Company as described below under "Subordinated Indenture Provisions--Subordination".

    Each indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement ("offered debt securities") and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities ("underlying debt securities"), as well as other unsecured debt securities, may be issued under that indenture in one or more series.

    You should read the prospectus supplement for the terms of the offered debt securities and any underlying debt securities, including the following:

    - The title of the debt securities and whether the debt securities will be senior securities or subordinated securities of Deere & Company or guaranteed debt securities of John Deere B.V.

    - The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

    - If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

    - The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

    - The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

    - Any optional redemption provisions.

    - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

    - The form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and VICE VERSA (if permitted by applicable laws and regulations).

    - If other than U.S. dollars, the currency or currencies of the debt securities.

    - Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

    - The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

    - If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of non-registered securities issued in bearer form, the denominations in which the offered debt securities will be issued.

    - The applicability of the provisions of the applicable indenture described under "defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions.

    - Whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

    - Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

    - Any changes or additions to the Events of Default or covenants contained in the applicable indenture.

    - Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

    - Any other terms of the debt securities.

    For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

    None of the indentures limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the "indenture securities". Each indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See "Resignation of Trustee" on page 20. At a time when two or more trustees are acting under one of the indentures, each with respect to only certain series, the term "indenture securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under one of the indentures, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under one of the indentures, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

    The indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

    We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

CONVERSION AND EXCHANGE

    If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

FULL AND UNCONDITIONAL GUARANTEE OF DEBT SECURITIES OF JOHN DEERE B.V.

    All guaranteed debt securities issued by John Deere B.V. will be fully and unconditionally guaranteed under a guarantee of Deere & Company of the payment of principal of, and any premium, interest and "additional amounts" on, these debt securities when due, whether at maturity or otherwise. For a discussion of the payment of "additional amounts", please see "Payment of Additional Amounts with Respect to the Guaranteed Debt Securities" below. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against John Deere B.V. before they proceed directly against Deere & Company.

PAYMENT OF ADDITIONAL AMOUNTS WITH RESPECT TO THE GUARANTEED DEBT SECURITIES

    Unless otherwise indicated in your prospectus supplement, all amounts of principal of, and any premium and interest on, any guaranteed debt securities will be paid by John Deere B.V. without deduction or withholding for any taxes, assessments or other charges imposed by the government of The Netherlands, or the government of a jurisdiction in which a successor to John Deere B.V. is organized. If deduction or withholding of any of these charges is required by The Netherlands, or by a jurisdiction in which a successor to John Deere B.V. is organized, John Deere B.V. will pay as additional interest any additional amounts necessary to make the net amount paid to the affected holders equal the amount the holders would have received in the absence of the deduction or withholding. However, these "additional amounts" will not include:

    - the amount of any tax, assessment or other governmental charge imposed by any unit of the federal or a state government of the United States;

    - the amount of any tax, assessment or other governmental charge that is only payable because either:

            - a type of connection exists between the holder and The
              Netherlands; or

            - the holder presented the guaranteed debt security for payment more than 30 days after the date on which the relevant payment became due or was provided for, whichever is later;

    - the amount of any tax, assessment or other governmental charge that is payable other than by deduction or withholding from a payment on the guaranteed debt securities;

    - the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the beneficial owner of the guaranteed debt security failing to accurately comply with a request from us to either provide information concerning the beneficial owner's nationality, residence or identity or make any claim to satisfy any information or reporting requirement, if the completion of either would have provided an exemption from the applicable governmental charge; or

    - any combination of the taxes, assessments or other governmental charges described above.

    The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to guaranteed debt securities.

OPTIONAL TAX REDEMPTION

    Unless otherwise indicated in your prospectus supplement, except in the case of guaranteed debt securities that have a variable rate of interest and that may be redeemed on any interest payment date, John Deere B.V. may redeem each series of guaranteed debt securities at its option in whole but not in part at any time, if:

    - John Deere B.V. would be required to pay additional amounts, as a result of any change in the tax laws of The Netherlands that becomes effective on or after the date of issuance of that series, as explained above under "Payment of Additional Amounts with Respect to the Guaranteed Debt Securities", or

    - as a result of any change in any treaty affecting taxation to which The Netherlands, or a jurisdiction in which a successor to John Deere B.V. is organized, is a party that becomes effective on or after a date on which Deere & Company borrows money from John Deere B.V., Deere & Company would be required to deduct or withhold tax on any payment to John Deere B.V. to enable it to make any payment of principal, premium, if any, or interest.

    Except in the case of outstanding original issue discount guaranteed debt securities, which may be redeemed at the redemption price specified by the terms of that series of guaranteed debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption.

    In both of these cases, however, we will not be permitted to redeem a series of debt securities if we can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to us.

ADDITIONAL MECHANICS

    We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

    We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. tax law requirements.

HOLDERS OF REGISTERED DEBT SECURITIES

    BOOK-ENTRY HOLDERS. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

    Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in

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
global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

    As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

    STREET NAME HOLDERS. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

    For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

    LEGAL HOLDERS. Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

    For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

    When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

    SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

    - how it handles securities payments and notices,

    - whether it imposes fees or charges,

    - how it would handle a request for the holders' consent, if ever required,

    - whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

    - how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

    - if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

    WHAT IS A GLOBAL SECURITY? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

    Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

    A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations when a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

    SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

    If debt securities are issued only in the form of a global security, an investor should be aware of the following:

    - An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

    - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Holders of Registered Debt Securities" above.

    - An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

    - An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

    - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

    - DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

    - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

    SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

    The special situations for termination of a global security are as follows:

    - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

    - if we notify the trustee that we wish to terminate that global security, or

    - if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "Events of Default".

    The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

PAYMENT AND PAYING AGENTS

    We will pay interest to the person listed in the applicable trustee's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "record date". Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

    PAYMENTS ON GLOBAL SECURITIES. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "What Is a Global Security?".

    PAYMENTS ON CERTIFICATED SECURITIES. We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds, that is funds that become available on the day after the check is cashed.

    Alternatively, if a certificated security has a face amount of at least $10,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

    PAYMENT WHEN OFFICES ARE CLOSED. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

EVENTS OF DEFAULT

    You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

    WHAT IS AN EVENT OF DEFAULT? The term "Event of Default" in respect of the debt securities of your series means any of the following:

    - We do not pay the principal of, or any premium on, a debt security of the series on its due date.

    - We do not pay interest on a debt security of the series within 30 days of its due date.

    - We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.

    - We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the series.

    - We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

    - Any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs.

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

    Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

    - You must give your trustee written notice that an Event of Default has occurred and remains uncured.

    - The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

    - The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

    - The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice.

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

    Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

    - the payment of principal, any premium or interest, or

    - in respect of a covenant that cannot be modified or amended without the consent of each holder.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO DECLARE OR CANCEL AN ACCELERATION.

    Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MERGER OR CONSOLIDATION

    Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

    - Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for the debt securities.

    - The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described on page 15 under "What Is an Event of Default?". A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

    - Under the senior indenture or the guaranteed debt indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our Subsidiaries would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the applicable indenture (see "Senior Indenture and Guaranteed Debt Indenture Provisions--Limitation on Liens" below) without equally and ratably securing the indenture securities issued under that indenture or (ii) the indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

    - We must deliver certain certificates and documents to the trustee.

    - We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

MODIFICATION OR WAIVER

    There are three types of changes we can make to any of the indentures and the debt securities issued thereunder.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

    - change the stated maturity of the principal of or interest on a debt security;

    - reduce any amounts due on a debt security;

    - reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

    - adversely affect any right of repayment at the holder's option;

    - change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

    - impair your right to sue for payment;

    - adversely affect any right to convert or exchange a debt security in accordance with its terms;

    - modify the subordination provisions in the subordinated indenture in a manner that is adverse to holders of the subordinated securities;

    - reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

    - reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults;

    - modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants;

    - in the case of the guaranteed debt securities, change any obligation to pay additional amounts, as explained above under "Payment of Additional Amounts with Respect to the Guaranteed Debt Securities"; and

    - in the case of the senior indenture or the subordinated indenture, change any obligation we have to pay additional amounts.

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under any of the indentures after the change takes effect.

    CHANGES REQUIRING MAJORITY APPROVAL. Any other change to any of the indentures and the debt securities would require the following approval:

    - If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

    - If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

    The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "--Changes Requiring Your Approval".

    FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

    - For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

    - For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

    - For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

    Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance--Full Defeasance".

    We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

    BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

DEFEASANCE

    The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

    COVENANT DEFEASANCE. Under current federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under "Subordinated Indenture Provisions--Subordination" on page 23. In order to achieve covenant defeasance, we must do the following:

    - We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

    If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

    FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

    - We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under "Subordinated Indenture Provisions-- Subordination" on page 23.

FORM, EXCHANGE AND TRANSFER OF REGISTERED SECURITIES

    If registered debt securities cease to be issued in global form, they will be issued:

    - only in fully registered certificated form,

    - without interest coupons, and

    - unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

    Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

    Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

    Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

    If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

    If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

    If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

RESIGNATION OF TRUSTEE

    Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

SENIOR INDENTURE AND GUARANTEED DEBT INDENTURE PROVISIONS

    LIMITATION ON LIENS. We covenant in the senior indenture and the guaranteed debt indenture that we will not, nor will we permit any Restricted Subsidiary to, incur, assume or guarantee any debt ("debt") if the debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (collectively, a "mortgage" or "mortgages") upon any Important

Property of ours or any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the applicable indenture or thereafter acquired, without effectively securing the indenture securities issued under that indenture equally and ratably with or prior to this debt.

    The foregoing restrictions will not apply to, among other things:

    - mortgages on any property acquired, constructed or improved after the date of the applicable indenture that are created or assumed within 120 days after the acquisition, construction or improvement to secure or provide for the payment of all or any part of the purchase price or cost thereof incurred after the date of the applicable indenture, or existing mortgages on property acquired after the date of the applicable indenture, so long as these mortgages do not apply to any Important Property already owned by us or a Restricted Subsidiary other than any previously unimproved real property;

    - existing mortgages on any property, shares of stock or indebtedness acquired from a corporation merged with or into, or substantially all of the assets of which are acquired by, us or a Restricted Subsidiary;

    - mortgages on property of any corporation existing at the time it becomes a Restricted Subsidiary;

    - mortgages securing debt owed by a Restricted Subsidiary to us or to another Restricted Subsidiary;

    - certain deposits or pledges of assets;

    - mortgages in favor of governmental bodies to secure partial, progress, advance or other payments under any contract or statute or to secure indebtedness incurred to finance all or any part of the purchase price or cost of constructing or improving the property subject to these mortgages, including mortgages to secure tax exempt pollution control revenue bonds;

    - mortgages on property acquired by us or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

    - certain other liens (including judgment liens in which the finality of the judgment is being contested in good faith) not related to the borrowing of money;

    - extensions, renewals or replacements of the foregoing, subject to certain limitations;

    - liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith; landlord's liens on leased property; and other similar liens which do not, in Deere & Company's opinion, materially impair the use of that property in the operation of our business or the business of a Restricted Subsidiary or the value of that property for the purposes of that business;

    - any sale of receivables that is reflected as secured indebtedness on a balance sheet prepared in accordance with generally accepted accounting principles;

    - mortgages on margin stock owned by us and Restricted Subsidiaries to the extent this margin stock exceeds 25% of the fair market value of the sum of the Important Property of ours and the Restricted Subsidiaries plus the shares of stock (including margin stock) and indebtedness issued or incurred by the Restricted Subsidiaries; and

    - mortgages on Important Property of, or any shares of stock or indebtedness issued or incurred by, any Restricted Subsidiary organized under the laws of Canada.

    The foregoing restrictions do not apply to the incurrence, assumption or guarantee by us or any Restricted Subsidiary of debt secured by a mortgage that would otherwise be subject to these restrictions up to an aggregate amount that, together with all other debt secured by mortgages (not including secured debt permitted under the foregoing exceptions) and the Attributable Debt (generally defined as the discounted present value of net rental payments) associated with Sale and Lease-back Transactions existing at the time (other than Sale and Lease-back Transactions the proceeds of which have been or will be applied as set forth in the second or third bullet point under "Limitation on Sale and Lease-back Transactions" below, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under the first bullet point above), does not exceed 5% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in our latest annual report to stockholders.

    The term "Restricted Subsidiary" is defined in these indentures to mean any subsidiary of ours:

    - engaged in, or whose principal assets consist of property used by us or any Restricted Subsidiary in, the manufacture of products within the United States or Canada or in the sale of products principally to customers located in the United States or Canada except any corporation which is a retail dealer in which we have, directly or indirectly, an investment under an arrangement providing for the liquidation of the investment; or

    - that we designate as a Restricted Subsidiary.

    The term "Important Property" is defined in these indentures to mean:

    - any manufacturing plant, including land, buildings, other improvements and its machinery and equipment, used by us or a Restricted Subsidiary primarily for the manufacture of products to be sold by us or the Restricted Subsidiary;

    - our executive office and administrative building in Moline, Illinois; and

    - research and development facilities, including land, buildings, other improvements and research and development machinery located therein;

except, in each case, property the fair value of which as determined by our Board of Directors does not at the time exceed 1% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in our latest annual report to stockholders.

    The term "Margin Stock" as used in these indentures is intended to mean such term as defined in Regulation U of the Board of Governors of the Federal Reserve System.

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. We covenant in the senior indenture and the guaranteed debt indenture that we will not nor will we permit any Restricted Subsidiary to enter into any arrangement with any Person providing for the leasing to us or any Restricted Subsidiary of any Important Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by us or the Restricted Subsidiary to the Person (a "Sale and Lease-back Transaction"), unless the net proceeds are at least equal to the fair value (as determined by our Board of Directors) of the property and either:

    - we or the Restricted Subsidiary would be entitled to incur debt secured by a mortgage on the Important Property to be leased without securing the indenture securities issued under the applicable indenture under one of the following provisions: the first bullet point in the second paragraph under "Limitation on Liens" or the third paragraph under "Limitation on Liens"; or

    - we apply an amount equal to the fair value of the Important Property to the retirement of indenture securities or certain long-term indebtedness of ours or a Restricted Subsidiary; or

    - we enter into a BONA FIDE commitment to expend for the acquisition or improvement of an Important Property an amount at least equal to the fair value of the Important Property leased.

SUBORDINATED INDENTURE PROVISIONS--SUBORDINATION

    Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all Senior Indebtedness, but our obligation to make payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on the subordinated securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money's worth.

    In the event that, notwithstanding the foregoing, any payment by us is received by the subordinated trustee or the holders of any of the subordinated securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of the subordinated securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of the subordinated securities.

    By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture.

    Senior Indebtedness is defined in the subordinated indenture as the principal of (and premium, if any) and unpaid interest on:

    - our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than the indenture securities issued under the subordinated indenture and our 5 1/2% Convertible Subordinated Debentures due 2001), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated securities, and

    - renewals, extensions, modifications and refundings of any of this indebtedness.

    If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

THE TRUSTEES UNDER THE INDENTURES

    The Chase Manhattan Bank and The Bank of New York are two of a number of banks with which we maintain ordinary banking relationships and from which we have obtained credit facilities and lines of credit. The Chase Manhattan Bank also serves as trustee under other indentures under which we or John Deere Capital Corporation are the obligor. John R. Stafford, one of our directors, is a director of The Chase Manhattan Bank and its parent, The Chase Manhattan Corporation. Antonio Madero B., one of our directors, is a member of the International Advisory Council of The Chase Manhattan Corporation.

CERTAIN CONSIDERATIONS RELATING TO FOREIGN CURRENCIES

    Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

                          DESCRIPTION OF DEBT WARRANTS

    We may issue (either separately or together with other offered securities) debt warrants to purchase underlying debt securities issued by us ("offered debt warrants"). We will issue the debt warrants under warrant agreements (each a "debt warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "debt warrant agent"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the debt warrants and debt warrant agreement. We urge you to read the debt warrant agreement because it, and not this description, defines your rights as a holder of debt warrants. We have filed the form of debt warrant agreement as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the debt warrant agreement.

GENERAL

    You should read the prospectus supplement for the terms of the offered debt warrants, including the following:

    - The title and aggregate number of the debt warrants.

    - The title, rank, aggregate principal amount and terms of the underlying debt securities purchasable upon exercise of the debt warrants.

    - The principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

    - The time or times at which, or the period or periods during which, the debt warrants may be exercised and the expiration date of the debt warrants.

    - Any optional redemption terms.

    - Whether certificates evidencing the debt warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

    - Whether the debt warrants are to be issued with any debt securities or any other securities and, if so, the amount and terms of these debt securities or other securities.

    - The date, if any, on and after which the debt warrants and these debt securities or other securities will be separately transferable.

    - Any other terms of the debt warrants.

    The prospectus supplement will also contain a discussion of the federal income tax considerations relevant to the offering.

    Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. No service charge will be imposed for any permitted transfer or exchange of debt warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Debt warrants may be exercised and exchanged and debt warrants in registered form may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement.

EXERCISE OF DEBT WARRANTS

    Each offered debt warrant will entitle the holder thereof to purchase the amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to the offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will be void.

    Debt warrants may be exercised by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price and the debt warrant certificate or certificates. Upon receipt of this payment and the properly completed debt warrant certificates, we will, as soon as practicable, deliver the amount of underlying debt securities purchased upon exercise.

    If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. The holder of a debt warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon exercise.

MODIFICATIONS

    There are three types of changes we can make to a debt warrant agreement and the debt warrants issued thereunder.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

    - accelerate the expiration date;

    - reduce the number of outstanding debt warrants, the consent of the holders of which is required for a modification or amendment; or

    - otherwise materially and adversely affect the rights of the holders of the debt warrants.

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by holders of the debt warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of holders of the debt warrants.

    CHANGES REQUIRING A MAJORITY VOTE. Any other change to the debt warrant agreement and the debt warrants requires a vote in favor by holders of not fewer than a majority in number of the then outstanding unexercised debt warrants affected thereby. Most changes fall into this category.

NO RIGHTS AS HOLDERS OF UNDERLYING DEBT SECURITIES

    Before the warrants are exercised, holders of the debt warrants are not entitled to payments of principal, premium or interest, if any, on the related underlying debt securities or to exercise any other rights whatsoever as holders of the underlying debt securities.

                         DESCRIPTION OF PREFERRED STOCK

    Under our restated certificate of incorporation (the "certificate of incorporation"), we are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 9,000,000 shares of preferred stock, $1.00 par value, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof adopted by our Board of Directors or a duly authorized committee thereof.

    Because this section is a summary, it does not describe every aspect of our preferred stock. We urge you to read our certificate of incorporation and the certificate of designations creating your preferred stock because they, and not this description, define your rights as a holder of preferred stock. We have filed our certificate of incorporation and will file the certificate of designations with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain copies of these documents.

    The specific terms of any preferred stock proposed to be sold under this prospectus and an attached prospectus supplement will be described in the prospectus supplement. If so indicated in the prospectus supplement, the terms of the offered preferred stock may differ from the terms set forth below.

GENERAL

    Unless otherwise specified in the prospectus supplement relating to the offered preferred stock, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

    You should read the prospectus supplement for the terms of the preferred stock offered thereby, including the following:

    - The title and stated value of the preferred stock.

    - The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock.

    - The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock.

    - The date from which dividends on the preferred stock will accumulate, if applicable.

    - The liquidation rights of the preferred stock.

    - The procedures for any auction and remarketing, if any, of the preferred stock.

    - The sinking fund provisions, if applicable, for the preferred stock.

    - The redemption provisions, if applicable, for the preferred stock.

    - Whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

    - Whether the preferred stock will have voting rights and the terms thereof, if any.

    - Whether the preferred stock will be listed on any securities exchange.

    - Whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities.

    - Any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

    Subject to our certificate of incorporation and to any limitations contained in our outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our Board of Directors or any duly authorized committee thereof may determine, all without further action of our stockholders, including holders of our then outstanding preferred stock.

    If applicable, the prospectus supplement will also contain a discussion of the material federal income tax considerations relevant to the offering.

DIVIDENDS

    Holders of preferred stock will be entitled to receive cash dividends, when, as and if declared by our Board of Directors, out of our assets legally available for payment, at the rate and on the dates set forth in the prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record date fixed by our Board of Directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

    We may not:

    - declare or pay dividends (except in our stock that is junior as to dividends and liquidation rights to the preferred stock ("junior stock")) or make any other distributions on junior stock, or

    - purchase, redeem or otherwise acquire junior stock or set aside funds for that purpose (except in a reclassification or exchange of junior stock through the issuance of other junior stock or with the proceeds of a reasonably contemporaneous sale of junior stock), if there are arrearages in dividends or failure in the payment of our sinking fund or redemption obligations on any of our preferred stock and, in the case of the first bullet point above, if dividends in full for the current quarterly dividend period have not been paid or declared on any of our preferred stock.

    Dividends in full may not be declared or paid or set apart for payment on any series of preferred stock unless:

    - there are no arrearages in dividends for any past dividend periods on any series of preferred stock, and

    - to the extent that the dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all preferred stock.

Any dividends declared or paid when dividends are not so declared, paid or set apart in full will be shared ratably by the holders of all series of preferred stock in proportion to the respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments that may be in arrears.

CONVERSION AND EXCHANGE

    If the preferred stock will be convertible into or exchangeable for common stock or other securities, the prospectus supplement will set forth the terms and conditions of that conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of that preferred stock. These terms may also include provisions under which the number of shares of common stock or the number or amount of other securities to be received by the holders of that preferred stock upon conversion or exchange would be calculated according to the market price of the common stock or those other securities as of a time stated in the prospectus supplement.

LIQUIDATION RIGHTS

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of our preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to holders of any junior stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock are not paid in full, the holders of our preferred stock of each series will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of our preferred stock will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with or into any other corporation or corporations or a sale of all or substantially all our assets will not be deemed to be a liquidation, dissolution or winding up of us for purposes of these provisions.

REDEMPTION

    If so provided in the prospectus supplement, the offered preferred stock may be redeemable in whole or in part at our option at the times and at the redemption prices set forth therein.

    If dividends on any series of preferred stock are in arrears or we have failed to fulfill our sinking fund or redemption obligations with respect to any series of preferred stock, we may not purchase or redeem shares of preferred stock or any other capital stock ranking on a parity with the preferred stock as to dividends or upon liquidation, nor permit any subsidiary to do so, without in either case the consent of the holders of at least two-thirds of each series of preferred stock then outstanding; provided, however, that:

    - to meet our purchase, retirement or sinking fund obligations with respect to any series of preferred stock, we may use shares of that preferred stock acquired prior to the arrearages or failure of payment and then held as treasury stock, and

    - we may complete the purchase or redemption of shares of preferred stock for which a contract was entered into for any purchase, retirement or sinking fund purposes prior to the arrearages or failure of payment.

VOTING RIGHTS

    Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. As used herein, the term "applicable preferred stock" means those series of preferred stock to which the provisions described herein are expressly made applicable by resolutions of our Board of Directors.

    If the equivalent of six quarterly dividends payable on any shares of any series of applicable preferred stock are in default (whether or not the dividends have been declared or the defaulted dividends are consecutive), the number of our directors will be increased by two and the holders of all outstanding series of applicable preferred stock (whether or not dividends thereon are in default), voting as a single class without regard to series, will be entitled to elect the two additional directors until four consecutive quarterly dividends are paid or declared and set apart for payment, if the shares are non-cumulative, or until all arrearages in dividends and dividends in full for the current quarterly period are paid or declared and set apart for payment, if the shares are cumulative, whereupon all voting rights described herein will be divested from the applicable preferred stock. The holders of applicable preferred stock may exercise their special class voting rights at meetings of the stockholders for the election of directors or at special meetings for the purpose of electing directors, in either case at which the holders of not less than one-third of the aggregate number of shares of applicable preferred stock are present in person or by proxy.

    The affirmative vote of the holders of at least two-thirds of the outstanding shares of any series of preferred stock will be required:

    - for any amendment of our certificate of incorporation (or the related certificate of designations) that will adversely affect the powers, preferences or rights of the holders of the preferred stock of that series, or

    - to create any class of stock (or increase the authorized number of shares of any class of stock) that will have preference as to dividends or upon liquidation over the preferred stock of that series or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of that class.

    In addition, the affirmative vote of the holders of a majority of all the then outstanding shares of our preferred stock will be required to:

    - increase the authorized amount of our preferred stock, or

    - unless otherwise provided in the applicable prospectus supplement, create any class of stock (or increase the authorized number of shares of any class of stock) that will rank on a parity with the preferred stock either as to dividends or upon liquidation, or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of that class.

                        DESCRIPTION OF DEPOSITARY SHARES

    We may offer (either separately or together with other offered securities) depositary shares representing interests in shares of our preferred stock of one or more series. The depositary shares will be issued under deposit agreements (each a "deposit agreement") to be entered into between us and a bank or trust company, as depositary (the "preferred stock depositary"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the depositary shares and deposit agreement. We urge you to read the deposit agreement because it, and not this description, defines your rights as a holder of depositary shares. We have filed the form of deposit agreement, including the form of depositary receipts evidencing depositary shares (the "depositary receipts"), as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the deposit agreement.

    The specific terms of any depositary shares proposed to be sold under this prospectus and the attached prospectus supplement will be described in the prospectus supplement. If so indicated in the prospectus supplement, the terms of the depositary shares may differ from the terms set forth below.

GENERAL

    We may provide for the issuance by the preferred stock depositary to the public of the depositary receipts evidencing the depositary shares, each of which will represent a fractional interest (to be specified in the prospectus supplement) in one share of the related preferred stock, as described below.

    You should read the prospectus supplement for the terms of the depositary shares offered thereby, including the following:

    - The number of depositary shares and the fraction of one share of preferred stock represented by one depositary share.

    - The terms of the series of preferred stock deposited by us under the deposit agreement.

    - Whether the depositary shares will be listed on any securities exchange.

    - Whether the depositary shares will be sold with any other offered securities and, if so, the amount and terms of these other securities.

    - Any other terms of the depositary shares.

    If applicable, the prospectus supplement will also contain a discussion of the federal income tax considerations relevant to the offering.

    Depositary receipts will be exchangeable for new depositary receipts of different denominations. We will not impose a service charge for any permitted transfer or exchange of depositary receipts, but we may require payment of any tax or other governmental charge payable in connection therewith. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock of the series represented by the depositary share, to all rights and preferences of the preferred stock represented by the depositary share, including dividend, voting and liquidation rights and any redemption, conversion or exchange rights.

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DIVIDENDS AND OTHER DISTRIBUTIONS

    The preferred stock depositary will distribute all cash dividends and other cash distributions received in respect of the related series of preferred stock to the record holders of the depositary shares in proportion to the number of the depositary shares owned by the holders on the relevant record date. The preferred stock depositary will distribute only the amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the preferred stock depositary for distribution to record holders of depositary shares.

    In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

    The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the related series of preferred stock will be made available to holders of depositary shares.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of depositary receipts at the corporate trust office of the preferred stock depositary (unless the related shares of preferred stock have previously been called for redemption), the holder of the depositary shares evidenced thereby will be entitled to receive at that office, to or upon the holder's order, the number of whole shares of the related series of preferred stock and any money or other property represented by the depositary shares. Shares of preferred stock so withdrawn, however, may not be redeposited. If the holder requests withdrawal of less than all the shares of preferred stock to which the holder is entitled, or if the holder would otherwise be entitled to a fractional share of preferred stock, the preferred stock depositary will deliver to the holder a new depositary receipt evidencing the balance or fractional share.

REDEMPTION OF DEPOSITARY SHARES

    Whenever we redeem preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed; provided that we have paid in full to the preferred stock depositary the redemption price of the preferred stock plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share and accrued and unpaid dividends payable with respect to the preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by another equitable method, in each case as may be determined by us.

    After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon the redemption and any money or other property to which the holders of the depositary shares were entitled upon the redemption and surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares.

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
CONVERSION AND EXCHANGE

    Depositary shares are not convertible into or exchangeable for common stock or other securities. Nevertheless, if the preferred stock represented by depositary shares is convertible into or exchangeable for common stock or other securities, the depositary receipts evidencing the depositary shares may be surrendered by the holder thereof to the preferred stock depositary with written instructions to convert or exchange the preferred stock into whole shares of common stock or other securities, as specified in the related prospectus supplement. Upon receipt of these instructions and any amounts payable in respect thereof, we will cause the conversion or exchange thereof and will deliver to the holder the whole shares of common stock or the whole number of other securities (and cash in lieu of any fractional share or security). In the case of a partial conversion or exchange, the holder will receive a new depositary receipt evidencing the unconverted or unexchanged balance.

VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which holders of one or more series of preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date for the meeting will be entitled to instruct the preferred stock depositary as to the manner in which to vote the number of shares of preferred stock represented by the depositary shares. We will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote in accordance with each holder's instructions. The preferred stock depositary will abstain from voting preferred stock to the extent it does not receive instructions from the holders of depositary shares representing the preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between the preferred stock depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding (or any greater amount as may be required by the rules of any exchange on which the depositary shares are listed); provided that any amendment that prejudices any substantial right of the holders of depositary shares will not become effective until the expiration of 90 days after notice of the amendment has been given to the holders. A holder that continues to hold one or more depositary receipts at the expiration of the 90-day period will be deemed to consent to, and will be bound by, the amendment. No amendment may impair the right of any holder to surrender the holder's depositary receipt and receive the related preferred stock, as discussed above under "Withdrawal of Preferred Stock".

    We may terminate the deposit agreement at any time upon not less than 60 days' prior written notice to the preferred stock depositary. In that case, the preferred stock depositary will deliver to each holder of depositary shares, upon surrender of the related depositary receipts, the number of whole shares of the related series of preferred stock to which the holder is entitled, together with cash in lieu of any fractional share.

    The deposit agreement will terminate automatically after all the related preferred stock has been redeemed, withdrawn, converted or exchanged or there has been a final distribution in respect of the preferred stock represented by the depositary shares in connection with our liquidation, dissolution or winding up.

CHARGES OF PREFERRED STOCK DEPOSITARY

    Except as provided in the prospectus supplement, we will pay the fees and expenses of the preferred stock depositary, and the holders of depositary receipts will be required to pay any tax or other governmental charge that may be imposed in connection with the transfer, exercise, surrender or split-up of depositary receipts.

MISCELLANEOUS

    The preferred stock depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the preferred stock depositary and that we are required to furnish to the holders of the preferred stock. Neither the preferred stock depositary nor we will be liable if prevented or delayed by law or any circumstance beyond the preferred stock depositary's or our control in performing the preferred stock depositary's or our respective obligations under the deposit agreement. The obligations of the preferred stock depositary and us under the deposit agreement will be limited to performance in good faith and without gross negligence of the preferred stock depositary's or our respective duties thereunder, and neither the preferred stock depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY

    The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, the resignation or removal to take effect upon the appointment of a successor preferred stock depositary. The successor preferred stock depositary must be appointed within 60 days after delivery of a notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

    We may issue (either separately or together with other offered securities) shares of our common stock. Under our certificate of incorporation, we are authorized to issue up to 600,000,000 shares of our common stock. You should read the prospectus supplement relating to an offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices and dividend information relating to our common stock. See "Description of Outstanding Capital Stock" below.

                         DESCRIPTION OF COMMON WARRANTS

    We may issue (either separately or together with other offered securities) warrants to purchase common stock ("offered common warrants"). We will issue the common warrants under warrant agreements (each a "common warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "common warrant agent"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the common warrants and common warrant agreement. We urge you to read the common warrant agreement because it, and not this description, defines your rights as a holder of common warrants. We have filed the form of common warrant agreement as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the common warrant agreement.

GENERAL

    You should read the prospectus supplement for the terms of the offered common warrants, including the following:

    - The title and aggregate number of the common warrants.

    - The number of shares of common stock that may be purchased upon exercise of each common warrant; the price, or the manner of determining the price, at which the shares may be purchased upon exercise; if other than cash, the property and manner in which the exercise price may be paid; and any minimum number of common warrants that must be exercised at any one time.

    - The time or times at which, or period or periods in which, the common warrants may be exercised and the expiration date of the common warrants.

    - Any optional redemption terms.

    - The terms of any right that we may have to accelerate the exercise of the common warrants upon the occurrence of certain events.

    - Whether the common warrants will be sold with any other offered securities and, if so, the amount and terms of these other securities.

    - The date, if any, on and after which the common warrants and any other offered securities will be separately transferable.

    - Any other terms of the common warrants.

    The prospectus supplement will also contain a discussion of the federal income tax considerations relevant to the offering.

    Certificates representing common warrants will be exchangeable for new common warrant certificates of different denominations. We will not impose a service charge for any permitted transfer or exchange of common warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Common warrants may be exercised at the corporate trust office of the common warrant agent or any other office indicated in the prospectus supplement.

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
EXERCISE OF COMMON WARRANTS

    Each offered common warrant will entitle the holder thereof to purchase the number of shares of our common stock at the exercise price set forth in, or calculable from, the prospectus supplement relating to the offered common warrants. After the close of business on the applicable expiration date, unexercised common warrants will be void.

    Offered common warrants may be exercised by payment to the common warrant agent of the exercise price and by delivery to the common warrant agent of the related common warrant certificate, with the reverse side thereof properly completed. Offered common warrants will be deemed to have been exercised upon receipt of the exercise price and the common warrant certificate or certificates. Upon receipt of the payment and the properly completed common warrant certificates, we will, as soon as practicable, deliver the shares of common stock purchased upon the exercise.

    If fewer than all of the offered common warrants represented by any common warrant certificate are exercised, a new common warrant certificate will be issued for the unexercised offered common warrants. The holder of an offered common warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of common stock purchased upon exercise.

MODIFICATIONS

    There are three types of changes we can make to a common warrant agreement and the common warrants issued thereunder.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your common warrants without your specific approval. Those types of changes include modifications and amendments that:

    - accelerate the expiration date;

    - reduce the number of outstanding common warrants, the consent of the holders of which is required for a modification or amendment; or

    - otherwise materially and adversely affect the rights of the holders of the common warrants.

    CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by holders of the common warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of the holders of the common warrants.

    CHANGES REQUIRING A MAJORITY VOTE. Any other change to the common warrant agreement requires a vote in favor by holders of not fewer than a majority in number of the then outstanding unexercised common warrants affected thereby. Most changes fall into this category.

COMMON WARRANT ADJUSTMENTS

    The terms and conditions on which the exercise price of and/or the number of shares of common stock covered by a common warrant are subject to adjustment will be set forth in the common warrant agreement and the prospectus supplement. The terms will include provisions for adjusting the exercise price and/or the number of shares of common stock covered by the common warrant; the events requiring the adjustment; the events upon which we may, in lieu of making the adjustment, make proper provisions so that the holder of a common warrant, upon exercise thereof, would be treated as if the holder had exercised the common warrant prior to the occurrence of the events; and provisions affecting exercise in the event of certain events affecting the common stock.

NO RIGHTS AS STOCKHOLDERS

    Holders of common warrants are not entitled, by virtue of being holders, to receive dividends or to vote, consent or receive notice as our stockholders in respect of any meeting of stockholders for the election of our directors or for any other matter, or exercise any other rights whatsoever as our stockholders.

                        DESCRIPTION OF CURRENCY WARRANTS

    We may issue (either separately or together with other offered securities) currency warrants (the "offered currency warrants"). We may issue the offered currency warrants:

    - in the form of currency put warrants, entitling the owners thereof to receive from us the cash settlement value in U.S. dollars of the right to purchase a designated amount of U.S. dollars for a designated amount of a specified foreign currency (a "base currency"),

    - in the form of currency call warrants, entitling the owners thereof to receive from us the cash settlement value in U.S. dollars of the right to sell a designated amount of U.S. dollars for a designated amount of a base currency or

    - in another form as may be specified in the applicable prospectus supplement.

A currency warrant will not require or entitle the owners to sell, deliver, purchase or take delivery of any base currency. The currency warrants will be issued under warrant agreements (each a "currency warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "currency warrant agent"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the currency warrants and currency warrant agreement. We urge you to read the currency warrant agreement because it, and not this description, defines your rights as a holder of currency warrants. We have filed the form of currency warrant agreement as an exhibit to the registration statement that we filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the currency warrant agreement.

GENERAL

    You should read the prospectus supplement for the terms of the offered currency warrants, including the following:

    - The title and aggregate number of the currency warrants.

    - The material risk factors relating to the currency warrants.

    - Whether the currency warrants will be currency put warrants, currency call warrants, both puts and calls or otherwise.

    - The formula for determining the cash settlement value, if applicable, of each currency warrant.

    - The procedures and conditions relating to the exercise of the currency warrants.

    - The date on which the right to exercise the currency warrants will commence and the date (the "currency warrant expiration date") on which this right will expire.

    - The circumstances, in addition to their automatic exercise upon the currency warrant expiration date, that will cause the currency warrants to be deemed to be automatically exercised.

    - Any minimum number of the currency warrants that must be exercised at any one time, other than upon automatic exercise.

    - Whether the currency warrants are to be issued with any other offered securities and, if so, the amount and terms of these other securities.

    - Any other terms of the currency warrants.

    The prospectus supplement will also contain a discussion of the federal income tax considerations relevant to the offering.

    If currency warrants are to be offered either in the form of currency put warrants or currency call warrants, an owner will receive a cash payment upon exercise only if the currency warrants have a cash settlement value in excess of zero at that time. The spot exchange rate of the applicable base currency, as compared to the U.S. dollar, will determine whether the currency warrants have a cash settlement value on any given day prior to their expiration. The currency warrants are expected to be "out-of-the-money" (I.E., the cash settlement value will be zero) when initially sold and will be "in-the-money" (I.E., their cash settlement value will exceed zero) if, in the case of currency put warrants, the base currency depreciates against the U.S. dollar to the extent that one U.S. dollar is worth more than the price determined for the base currency in the prospectus supplement (the "strike price") or, in the case of currency call warrants, the base currency appreciates against the U.S. dollar to the extent one U.S. dollar is worth less than the strike price.

    "Cash settlement value" on an exercise date (as this term will be defined in the prospectus supplement) is an amount that is the greater of:

    - zero, and

    - the amount computed, in the case of currency put warrants, by subtracting from a constant or, in the case of currency call warrants, by subtracting the constant from, an amount equal to the constant multiplied by a fraction, the numerator of which is the strike price and the denominator of which is the spot exchange rate of the base currency for U.S. dollars on the exercise date (the "spot rate"), as the spot rate is determined pursuant to the currency warrant agreement.

Information concerning the historical exchange rates for the base currency will be included in the prospectus supplement.

    There will be a time lag between the time that an owner of currency warrants gives instructions to exercise the currency warrants and the time that the spot rate relating to the exercise is determined, as described in the prospectus supplement.

    Currency warrants will be our unsecured contractual obligations and will rank on a parity with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Unless otherwise provided in the prospectus supplement, each issue of currency warrants will be issued in book-entry form and represented by a single global currency warrant certificate, registered in the name of a depositary or its nominee. Owners will generally not be entitled to receive definitive certificates representing currency warrants. An owner's ownership of a currency warrant will be recorded on or through the records of the bank, broker or other financial institution that maintains the owner's account. In turn, the total number of currency warrants held by an individual bank, broker or other financial institution for its clients will be maintained on the records of the depositary. Transfer of ownership of any currency warrant will be effected only through the selling owner's brokerage firm. Neither the currency warrant agent nor we will have any responsibility or liability for any aspect of the records relating to beneficial ownership interests of global currency warrant certificates or for maintaining, supervising or reviewing records relating to the beneficial ownership interests.

    The cash settlement value on exercise of a currency warrant will be paid by the currency warrant agent to the appropriate depositary participant. Each participant will be responsible for disbursing the payments to the beneficial owners of the currency warrants that it represents and to each bank, broker or other financial institution for which it acts as agent. Each bank, broker or other financial institution will be responsible for disbursing funds to the beneficial owners of the currency warrants that it represents.

    If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue currency warrants in definitive form, in exchange for the global currency warrant. In addition, we may at any time determine not to have the currency warrants represented by a global currency warrant and, in that event, will issue currency warrants in definitive form, in exchange for the global currency warrant. In either instance, an owner of a beneficial interest in the global currency warrant will be entitled to have a number of currency warrants equivalent to the beneficial interest registered in its name and will be entitled to physical delivery of the currency warrants in definitive form.

EXERCISE OF CURRENCY WARRANTS

    Unless otherwise provided in the prospectus supplement, each currency warrant will entitle the owner to the cash settlement value of the currency warrant on the applicable exercise date. If not exercised prior to a specified time on the fifth business day preceding the currency warrant expiration date, currency warrants will be automatically exercised on the currency warrant expiration date.

LISTING

    Each issue of currency warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a pre-condition to the sale of any currency warrants, unless otherwise provided in the prospectus supplement. In the event that the currency warrants are delisted from, or permanently suspended from trading on, the exchange, currency warrants not previously exercised will be automatically exercised on the date the delisting or permanent trading suspension becomes effective. The applicable currency warrant agreement will contain a covenant by us not to seek delisting of the currency warrants from, or permanent suspension of their trading on, the applicable exchange.

MODIFICATIONS

    A currency warrant agreement and the terms of the currency warrants issued thereunder may be amended by the currency warrant agent and us, without the consent of the registered holders or beneficial owners, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that we may deem necessary or desirable and that will not materially and adversely affect the interests of the beneficial owners.

    The currency warrant agent and we also may modify or amend a currency warrant agreement and the terms of the currency warrants issued thereunder with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised currency warrants affected thereby, provided that no modification or amendment that decreases the strike price in the case of a currency put warrant, increases the strike price in the case of a currency call warrant, shortens the period of time during which the currency warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the currency warrants or reduces the number of outstanding currency warrants the consent of whose beneficial owners is required for modification or amendment of the currency warrant agreement or the terms of the currency warrants, may be made without the consent of each beneficial owner affected thereby.

ENFORCEABILITY OF RIGHTS BY HOLDERS; GOVERNING LAW

    The currency warrant agent will act solely as our agent in connection with the issuance and exercise of currency warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in currency warrants or with the registered holder thereof. The currency warrant agent will have no duty or responsibility in case of any default by us in the performance of our obligations under the currency warrant agreement or a currency warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon us. Beneficial owners may, without the consent of the currency warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their currency warrants. Except as may otherwise be provided in the prospectus supplement, each issue of currency warrants and the applicable currency warrant agreement will be governed by the laws of the State of New York.

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
              DESCRIPTION OF INDEXED, COMMODITY AND OTHER WARRANTS

    We may issue (either separately or together with other offered securities) shelf warrants (the "offered shelf warrants"). Subject to compliance with applicable law, the offered shelf warrants may be issued for the purchase or sale of debt securities of, or guaranteed by, the United States, units of a stock index or stock basket or a commodity or a unit of a commodity index (collectively, "exercise items"). Shelf warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth in the prospectus supplement. The shelf warrants will be issued under warrant agreements (each a "shelf warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "shelf warrant agent"), identified in the prospectus supplement.

    Because this section is a summary, it does not describe every aspect of the shelf warrants and shelf warrant agreement. We urge you to read the shelf warrant agreement because it, and not this description, defines your rights as a holder of shelf warrants. We have filed the form of shelf warrant agreement as an exhibit to the registration statement that we filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the shelf warrant agreement.

GENERAL

    You should read the prospectus supplement for the terms of the offered shelf warrants, including the following:

    - The title and aggregate number of the shelf warrants.

    - The material risk factors relating to the shelf warrants.

    - The exercise items that the shelf warrants represent the right to buy or sell.

    - The procedures and conditions relating to the exercise of the shelf warrants.

    - The date on which the right to exercise the shelf warrants will commence and the date on which this right will expire.

    - The national securities exchange on which the shelf warrants will be listed, if any.

    - Any other material terms of the shelf warrants.

    The prospectus supplement will also set forth information concerning any other securities offered thereby and will contain a discussion of the federal income tax considerations relevant to the offering.

    If the shelf warrants relate to the purchase or sale of debt securities of, or guaranteed by, the United States, it is currently expected that the shelf warrants will be listed on a national securities exchange. The prospectus supplement relating to the shelf warrants will describe the amount and designation of the debt securities covered by each shelf warrant, whether the shelf warrants provide for cash settlement or delivery of the shelf warrants upon exercise and the national securities exchange, if any, on which the shelf warrants will be listed.

    If the shelf warrants relate to the purchase or sale of a unit of a stock index or a stock basket, the shelf warrants will provide for payment of an amount in cash determined by reference to increases or decreases in the stock index or stock basket. It is currently expected that these shelf warrants will be listed on a national securities exchange. The prospectus supplement relating to the shelf warrants will describe the terms of the shelf warrants, the stock index or stock basket covered by the shelf warrants and the market to which the stock index or stock basket relates and the national securities exchange, if any, on which the shelf warrants will be listed.

    If the shelf warrants relate to the purchase or sale of a commodity or a unit of a commodity index, the shelf warrants will provide for cash settlement or delivery of the particular commodity or commodities. It is currently expected that these shelf warrants will be listed on a national securities exchange. The prospectus supplement relating to the shelf warrants will describe the terms of the shelf warrants, the commodity or commodity index covered by the shelf warrants and the market, if any, to which the commodity or commodity index relates and the national securities exchange, if any, on which the shelf warrants will be listed.

    Shelf warrant certificates:

    - may be exchanged for new shelf warrant certificates of different denominations,

    - if in registered form, may be presented for registration of transfer, and

    - may be exercised, at the corporate trust office of the shelf warrant agent or any other office indicated in the prospectus supplement.

    Shelf warrants may be issued in the form of a single global shelf warrant certificate registered in the name of the nominee of the depositary of the shelf warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates selected by us, for an interest in a global shelf warrant certificate, as set forth in the applicable prospectus supplement. Prior to the exercise of their shelf warrants, holders thereof will not have any rights under the warrants:

    - to purchase or sell any debt securities of, or guaranteed by, the United States or to receive any settlement value therefor,

    - to purchase or sell any commodities or to receive any settlement therefor, or

    - to receive any settlement value in respect to any unit of a commodity index or stock index or stock basket.

EXERCISE OF SHELF WARRANTS

    Each offered shelf warrant will entitle the holder to purchase or sell such amount of debt securities of, or guaranteed by, the United States at the exercise price, or receive the settlement value in respect of a stock index, stock basket, commodity or commodity index, as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the shelf warrants or as otherwise set forth in the prospectus supplement. Shelf warrants may be exercised at any time on the dates set forth in the prospectus supplement relating to the shelf warrants or as may be otherwise set forth in the prospectus supplement. Unless otherwise provided in the applicable prospectus supplement, after the close of business on the applicable expiration date (as that date may be extended by us), unexercised shelf warrants will be void.

    Unless otherwise provided in the prospectus supplement, offered shelf warrants may be exercised by delivery of a properly completed shelf warrant certificate to the shelf warrant agent and, if required and if the shelf warrant does not provide for cash settlement, payment of the amount required to purchase the exercise items purchasable upon exercise. Shelf warrants will be deemed to have been exercised upon receipt of the shelf warrant certificate and any payment, if applicable, at the corporate trust office of the shelf warrant agent or any other office indicated in the prospectus supplement and we will, as soon as practicable thereafter, buy or sell the debt securities of, or guaranteed by, the United States or pay the settlement value therefor. If fewer than all of the shelf warrants represented by the shelf warrant certificate are exercised, a new shelf warrant certificate will be issued for the remaining shelf warrants. The holder of an offered shelf warrant will be required to pay any tax or other governmental charge that may be imposed.

MODIFICATIONS

    A shelf warrant agreement and the terms of the shelf warrants issued thereunder may be amended by the shelf warrant agent and us, without the consent of the holders or the owners, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, for the purpose of appointing a successor depositary, for the purpose of issuing shelf warrants in definitive form, or in any other manner that we may deem necessary or desirable and that will not materially and adversely affect the interests of the owners.

    The shelf warrant agent and we also may modify or amend a shelf warrant agreement and the terms of the shelf warrants issued thereunder with the consent of the owners of not less than a majority in number of the then outstanding unexercised shelf warrants affected thereby, provided that no modification or amendment that decreases the exercise price in the case of put warrants, increases the exercise price in the case of call warrants, shortens the period of time during which the shelf warrants may be exercised or otherwise materially and adversely affects the exercise rights of the holders of the shelf warrants or reduces the number of outstanding shelf warrants the consent of whose owners is required for modification or amendment of the shelf warrant agreement or the terms of the shelf warrants, may be made without the consent of each owner affected thereby.

RISK FACTORS RELATING TO THE SHELF WARRANTS

    The shelf warrants may entail significant risks, including, without limitation, the possibility of significant fluctuations in the market for the applicable exercise item, potential illiquidity in the secondary market and the risk that they will expire worthless. These risks will vary depending on the particular terms of the shelf warrants and will be more fully described in the prospectus supplement.

                    DESCRIPTION OF OUTSTANDING CAPITAL STOCK

    Our authorized capital stock consists of (i) 600,000,000 shares of common stock, $1.00 par value per share, and (ii) 9,000,000 shares of preferred stock, $1.00 par value per share.

    On September 15, 2000, we had outstanding

    - 234,596,914 shares of common stock,

    - employee stock options to purchase an aggregate of 16,721,048 shares of common stock (of which options to purchase an aggregate of 9,820,288 shares of common stock were currently exercisable) and

    - rights to purchase series A participating preferred stock, $1.00 par value (the "series A preferred stock").

No preferred stock had been issued as of that date, although rights to purchase the series A preferred stock had been distributed to holders of our common stock under the rights agreement, as further described below. A maximum of 1,000,000 shares of series A preferred stock is currently authorized for issuance upon exercise of these rights. See "Rights Plan" below.

    Because this section is a summary, it does not describe every aspect of our capital stock. We urge you to read our certificate of incorporation, by-laws and the rights agreement (the "rights agreement") between us and The Bank of New York, rights agent, because they, and not this description, define your rights as a holder of our capital stock. We have filed our certificate of incorporation, by-laws and the rights agreement with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain copies of these documents.

COMMON STOCK

    Subject to the rights of the holders of any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. See also "Description of Preferred Stock--Dividends". Certain of our credit agreements contain provisions requiring the maintenance of a minimum consolidated tangible net worth. Under these provisions, our total consolidated retained earnings balance of $4,101.9 million at July 31, 2000 was free of restrictions as to the payment of dividends or acquisition of common stock.

    Each holder of common stock is entitled to one vote for each share held on all matters voted upon by our stockholders, including the election of directors. The common stock does not have cumulative voting rights. Election of directors is decided by the holders of a plurality of the shares entitled to vote and present in person or by proxy at a meeting for the election of directors. See "Description of Preferred Stock--Voting Rights" for a discussion of the voting rights of any preferred stock that might be issued in the future.

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred stock are entitled (if any shares of preferred stock are then outstanding), the holders of our common stock are entitled to share ratably in our remaining assets.

    The outstanding shares of our common stock are, and any shares of common stock offered under this prospectus and a prospectus supplement upon issuance and payment therefor will be, fully paid and non-assessable. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable to it.

    Our common stock is listed on the New York Stock Exchange (symbol "DE"), the Chicago Stock Exchange and the Frankfurt (Germany) Stock Exchange. The transfer agent and registrar is The Bank of New York.

    CLASSIFICATION OF BOARD OF DIRECTORS. Our Board of Directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified Board of Directors may be to make it more difficult to acquire control of us.

    DELAWARE GENERAL CORPORATION LAW SECTION 203. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware ("Delaware Section 203"), the "business combination" statute. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

    - prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares described in Delaware
      Section 203), or

    - on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder".

"Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to a stockholder. An "interested stockholder" is defined generally as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. Our certificate of incorporation does not exclude us from the restrictions imposed under Delaware Section 203 and Delaware Section 203 could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

RIGHTS PLAN

    Our rights agreement provides that attached to each share of our common stock is one right (a "right") that, when exercisable, entitles the holder of the right to purchase one three hundredth of a share of series A preferred stock at a purchase price (the "rights purchase price") of $225, subject to adjustment. The number of rights attached to each share of common stock is subject to adjustment. In certain events (including when a person or group becomes the owner of 15% or more of our common stock or a merger or other transaction with an entity controlled by such an acquiring person or group), exercise of the rights would entitle the holders thereof (other than the acquiring person or group) to receive shares of our common stock or of the common stock of a surviving corporation, or cash, property or other securities, with a market value equal to twice the rights purchase price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire us. After the time that the rights become exercisable, our Board of Directors, under certain circumstances, may redeem the rights for a share of common stock or the preferred stock equivalent.

    The rights automatically attach to each outstanding share of common stock, including any shares offered under this prospectus and a prospectus supplement. There is no monetary value presently assigned to the rights, and they will not trade separately from our common stock unless and until they become exercisable. The rights, which expire on December 31, 2007, may be redeemed at a price of $.01 per right at any time until the tenth day following an announcement that an individual, corporation or other entity has acquired 15% or more of our outstanding common stock, except as otherwise provided in the rights agreement.

    The rights agreement may have certain antitakeover effects, although it is not intended to preclude any acquisition or business combination that is at a price that is fair and adequate and in the best interests of us and our stockholders as determined by our Board of Directors. However, a stockholder could potentially disagree with the Board's determination of what constitutes a fair and adequate offer.

                              PLAN OF DISTRIBUTION

    We may sell the offered securities:

    - through agents;

    - to or through underwriters; or

    - directly to other purchasers.

    Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

    We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

    In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act.

    We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

    If so indicated in the prospectus supplement relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

                                 LEGAL OPINIONS

    The validity of the securities will be passed upon for us by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, for John Deere B.V. by Caron & Stevens/ Baker & McKenzie and for any underwriters, dealers or agents by Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee........................................  $  264,000
Printing and engraving......................................     100,000
Legal fees and expenses.....................................     175,000
Accounting fees.............................................      60,000
Trustees fees...............................................      30,000
Blue sky fees and expenses..................................       5,000
Rating agency fees..........................................     230,000
Miscellaneous...............................................     136,000
                                                              ----------
    Total...................................................  $1,000,000
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

DEERE & COMPANY

    Section 145 of the General Corporation Law of Delaware authorizes Deere & Company to indemnify its directors or officers under specified circumstances. Article seventh of the restated certificate of incorporation of Deere & Company provides in effect that Deere & Company shall provide certain indemnification to such persons.

    Deere & Company has contracts of indemnification with its directors and officers providing that they shall be indemnified to the fullest extent permitted by law. The contracts also provide: (1) that, in the event of a change in control, determinations concerning indemnification shall thereafter be made by independent counsel, instead of the board of directors; (2) that, if indemnification is not available, in whole or in part, contribution shall be paid by Deere & Company in a proportion based upon the relative benefits to, and relative fault of, the registrant and the director or officer in the action or inaction, and other equitable considerations; and (3) that any legal action, brought by or on behalf of Deere & Company against any director or officer party to such contract, shall be brought within the shorter of two years from the date of accrual of such cause of action or the applicable period of limitations for such cause of action.

    The directors and officers of Deere & Company are insured, under policies of insurance maintained by Deere & Company, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

JOHN DEERE B.V.

    In general, under Dutch law a B.V. may indemnify its Managing Director in the event that he is liable to a third party for damages caused in his capacity as Managing Director, unless the liability results from his gross negligence or intentional misconduct.

    Besides the general concept of tort liability, Netherlands law contains various specific statutory provisions on the personal civil law liability of the Managing Directors of a B.V. corporation, both towards the B.V. itself in case of improper performance, requiring the Managing Director to be seriously at fault, and towards third parties. Third party liability may inter alia (but not limitative) result from (i) acquisition of the B.V.'s shares by the B.V. itself or by any of its subsidiaries contrary to the statutory provisions relating thereto, (ii) misleading information and, more particularly, misleading annual or interim accounts of the B.V., (iii) unpaid social security premiums and certain taxes and (iv) in the event of the B.V.'s bankruptcy, improper performance if such performance is the cause of the bankruptcy; such improper performance is presumed in the event of failure to comply with certain statutory bookkeeping duties.

    The Articles of Association of John Deere B.V. do not contain any provisions on the indemnification by John Deere B.V. of its Managing Directors. Under Netherlands law obtaining insurance on Managing Directors is permitted. Insurance in respect of any liability resulting from intentional misconduct cannot normally be obtained.

    Section 145 of the General Corporation Law of Delaware authorizes Deere & Company to indemnify persons who serve as Managing Directors of John Deere B.V. at the request of Deere & Company under specified circumstances. Article seventh of the restated Certificate of Incorporation of Deere & Company provides in effect that Deere & Company shall provide certain indemnification to such persons under certain circumstances.

DEERE & COMPANY AND JOHN DEERE B.V.

    Section 6 of the underwriting agreement basic provisions filed as a part of exhibits 1.1, 1.2 and 1.3 to this registration statement provides for indemnification of directors, officers who sign the registration statement and controlling persons of Deere & Company and/or John Deere B.V., as the case may be, by the underwriters, and for indemnification of each underwriter and its controlling persons by Deere & Company and/or John Deere B.V., against certain liabilities. Similar provisions are contained in agreements entered into between Deere & Company and groups of underwriters on past occasions.

ITEM 16. LIST OF EXHIBITS.

    The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Deere & Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
       Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rock Island, State of Illinois, on October 4, 2000.

                                                      DEERE & COMPANY

                                                      By:              /s/ R. W. LANE
                                                          -----------------------------------------
                                                                         R. W. Lane
                                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                               POWER OF ATTORNEY

    EACH PERSON SIGNING BELOW ALSO HEREBY APPOINTS ROBERT W. LANE, NATHAN J. JONES AND MICHAEL A. HARRING, AND EACH OF THEM SINGLY, HIS OR HER LAWFUL ATTORNEY-IN-FACT WITH FULL POWER TO EXECUTE AND FILE ANY AMENDMENTS TO THE REGISTRATION STATEMENT, AND GENERALLY TO DO ALL SUCH THINGS, AS SUCH ATTORNEY-IN-FACT MAY DEEM APPROPRIATE TO ENABLE DEERE & COMPANY TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933 AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION.

                SIGNATURE                                  TITLE                      DATE
                ---------                                  -----                      ----
            /s/ JOHN R. BLOCK
    ---------------------------------       Director                             October 4, 2000
              John R. Block

          /s/ CRANDALL C. BOWLES
    ---------------------------------       Director                             October 4, 2000
            Crandall C. Bowles

          /s/ T. KEVIN DUNNIGAN
    ---------------------------------       Director                             October 4, 2000
            T. Kevin Dunnigan

          /s/ LEONARD A. HADLEY
    ---------------------------------       Director                             October 4, 2000
            Leonard A. Hadley

         /s/ REGINA E. HERZLINGER
    ---------------------------------       Director                             October 4, 2000
           Regina E. Herzlinger

                SIGNATURE                                  TITLE                      DATE
                ---------                                  -----                      ----
                                            Senior Vice President and
           /s/ NATHAN J. JONES                Chief Financial Officer
    ---------------------------------         (Principal Financial Officer and   October 4, 2000
             Nathan J. Jones                  Principal Accounting Officer)

           /s/ ARTHUR L. KELLY
    ---------------------------------       Director                             October 4, 2000
             Arthur L. Kelly

              /s/ R. W. LANE                Chairman, Chief Executive Officer,
    ---------------------------------         and Director                       October 4, 2000
                R. W. Lane                    (Principal Executive Officer)

          /s/ ANTONIO MADERO B.
    ---------------------------------       Director                             October 4, 2000
            Antonio Madero B.

          /s/ THOMAS H. PATRICK
    ---------------------------------       Director                             October 4, 2000
            Thomas H. Patrick

           /s/ JOHN R. STAFFORD
    ---------------------------------       Director                             October 4, 2000
             John R. Stafford

            /s/ JOHN R. WALTER
    ---------------------------------       Director                             October 4, 2000
              John R. Walter

           /s/ ARNOLD R. WEBER
    ---------------------------------       Director                             October 4, 2000
             Arnold R. Weber

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rock Island, State of Illinois, on October 4, 2000.

                                                      JOHN DEERE B.V.

                                                      By:          /s/ JAMES R. JABANOSKI
                                                          -----------------------------------------
                                                                     James R. Jabanoski
                                                                      MANAGING DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                               POWER OF ATTORNEY

    EACH PERSON SIGNING BELOW ALSO HEREBY APPOINTS LEON A. G. STERNHEIM, JAMES
R. JABANOSKI AND MICHAEL A. HARRING, AND EACH OF THEM SINGLY, HIS OR HER LAWFUL ATTORNEY-IN-FACT WITH FULL POWER TO EXECUTE AND FILE ANY AMENDMENTS TO THE REGISTRATION STATEMENT, AND GENERALLY TO DO ALL SUCH THINGS AS SUCH ATTORNEY-IN-FACT MAY DEEM APPROPRIATE TO ENABLE JOHN DEERE B.V. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES EXCHANGE ACT OF 1933 AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION.

                SIGNATURE                                  TITLE                      DATE
                ---------                                  -----                      ----
             /s/ L. STERNHEIM
    ---------------------------------       Managing Director                    October 4, 2000
           Leon A. G. Sternheim

          /s/ JAMES R. JABANOSKI
    ---------------------------------       Managing Director                    October 4, 2000
            James R. Jabanoski                (Principal Executive Officer)

             /s/ N. J. JONES
    ---------------------------------       Principal Financial Officer          October 4, 2000
             Nathan J. Jones                  and Principal Accounting Officer

                                 EXHIBIT INDEX

     EXHIBIT                                                                    PAGE
     --------                                                                 --------
  *    1.1      Proposed forms of terms agreement and underwriting agreement basic provisions for Debt Securities (Exhibit 1.1 to
                Deere & Company's registration statement on Form S-3
                no. 33-54149)

  *    1.2      Proposed forms of terms agreement and underwriting agreement basic provisions for Equity Securities (domestic tranche)
                (Exhibit 1.2 to Deere & Company's registration statement on
                Form S-3 no. 33-54149)

  *    1.3      Proposed form of terms agreement and underwriting agreement basic provisions for Equity Securities (international
                tranche) (Exhibit 1.3 to Deere & Company's registration
                statement on Form S-3 no. 33-54149)

 **    1.4      Proposed form of distribution agreement

  *    4.1      Senior indenture dated October 1, 1998 between Deere &
                Company and The Chase Manhattan Bank (Exhibit 4.1 to Deere &
                Company's Form 10-K for the year ended October 31, 1998,
                file no. 1-4121)

  *    4.2      Proposed form of senior fixed rate redeemable or
                non-redeemable note (Exhibit 4.2 to Deere & Company's
                registration statement on Form S-3 no. 33-54149)

  +    4.3      Subordinated indenture dated March 15, 1999 between Deere &
                Company and The Bank of New York

  *    4.4      Proposed form of subordinated fixed rate redeemable or
                non-redeemable note (Exhibit 4.4 to Deere & Company's
                registration statement on Form S-3 no. 33-54149)

  +    4.5      Proposed form of senior indenture for guaranteed debt
                securities among John Deere B.V., as issuer, Deere &
                Company, as guarantor and The Chase Manhattan Bank, trustee

 **    4.6      Proposed form of guaranteed fixed rate redeemable and
                non-redeemable note

  *    4.7      Proposed form of debt warrant agreement (including proposed form of debt warrant certificate) (Exhibit 4.5 to Deere &
                Company's registration statement on Form S-3 no. 33-54149)

  *    4.8      Proposed form of deposit agreement (including proposed form of depositary receipt) (Exhibit 4.12 to Deere & Company's
                registration statement on Form S-3 no. 33-54149)

  *    4.9      Proposed form of common stock warrant agreement
                (Exhibit 4.6 to Deere & Company's registration statement on
                Form S-3 no. 33-54149)

  *    4.10     Proposed form of currency warrant agreement (including
                proposed form of currency warrant certificate) (Exhibit 4.4 to Deere & Company's registration statement on Form S-3
                no. 33-46513)

  *    4.11     Proposed form of shelf (other) warrant agreement (including proposed form of shelf (other) warrant certificate)
                (Exhibit 4.5 to Deere & Company's registration statement on
                Form S-3 no. 33-46513)

  *    4.12     Rights Agreement between the registrant and The Bank of New
                York, Rights Agent, dated as of December 3, 1997 (Exhibit 1 to Form 8-A filed December 10, 1997, file no. 1-4121)

     EXHIBIT                                                                    PAGE
     --------                                                                 --------
  *    4.13     Form of Certificate of Designation, Preferences and Rights
                of Series A Participating Preferred Stock (Exhibit 2 to
                Form 8-A filed December 10, 1997, file no. 1-4121)

  +    5.1      Opinion of Shearman & Sterling

 **    5.2      Opinion of Caron & Stevens/Baker & McKenzie

  *   12        Deere & Company and Consolidated Subsidiaries--computation of ratio of earnings before fixed charges to fixed charges
                (Exhibit 12 to Form 10-Q of Deere & Company for the quarter ended July 31, 2000; file no. 1-4121)

  +   23.1      Consent of Deloitte & Touche LLP

      23.2 Consent of Shearman & Sterling (included in their opinion filed as exhibit 5.1)

      23.3 Consent of Caron & Stevens/Baker & McKenzie (included in their opinion filed as Exhibit 5.2)

      24        Power of Attorney (included on signature page)

  +   25.1      Statement of eligibility of The Chase Manhattan Bank under the Trust Indenture Act of 1939 on form T-1 relating to the senior indenture

  +   25.2      Statement of eligibility of The Bank of New York under the
                Trust Indenture Act of 1939 on form T-1 relating to the
                subordinated indenture

  +   25.3      Statement of eligibility of The Chase Manhattan Bank under the Trust Indenture Act of 1939 on form T-1 relating to the guaranteed debt indenture

      99        None

------------------------

*   Incorporated by reference.

**  To be filed by amendment.

+   Filed herewith.